Exhibit 5.0


                                                                February 6, 2001


Board of Directors
Pollution Research and Control Corp.
506 Paula Avenue
Glendale, California 91201

Gentlemen:

     We have acted as counsel to Pollution Research and Control Corp., a California corporation ("PRCC"), in connection with the Registration Statement on Form S-3 filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933 on or about the date hereof. The Registration Statement relates to an aggregate of 2,407,370 shares (the "Shares") of PRCC's common stock, including 924,370 shares of common stock underlying the $500,000 face amount 18% Subordinated Convertible Debenture Due December 31, 2001, and the $500,000 face amount 12% Subordinated Convertible Debenture Due February 23, 2001 (together, the "Debentures"), 750,000 shares of common stock being offered by Silverline Partners, Ltd., and Mr. Steven Sion (together, the "Selling Shareholders"), 618,000 shares of common stock underlying nine warrants (collectively, the "Warrants" and, individually, a "Warrant") exercisable to purchase shares of common stock at exercise prices ranging from $1.50 to $5.00 per share on or prior to their various expiration dates commencing on June 1, 2002, through July 17, 2005, and 115,000 shares of common stock underlying two options (collectively, the "Options" and, individually, an "Option") exercisable to purchase shares of common stock at exercise prices of $.875 or $2.25 per share on or prior to their expiration dates on June 6 or December 21, 2003. The holders of the Warrants include Brittanica Associates Limited, IIG Equities Opportunities Fund Ltd., Astor Capital, Inc., and Spiga Limited and the holders of the Options include Mr. Steven Sion and Delta Capital Partners.

     In connection with this opinion, we have examined PRCC's Articles of Incorporation, as amended; PRCC's By-Laws; minutes of PRCC's corporate proceedings, as made available to us by officers of PRCC; an executed copy of the Registration Statement, and all exhibits to the Registration Statement in the form filed with the Commission; and such matters of law deemed necessary by us in order to deliver the within opinion.

     In the course of our examination, we have assumed the genuineness of all signatures, the authority of all signatories to sign on behalf of their principals, if any, the authenticity of all documents submitted to us as original documents, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon information furnished to us by officers of PRCC.

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Board of Directors
Pollution Research and Control Corp.
February 6, 2000
Page 2


     On the basis of the foregoing, and solely in reliance thereon, we are of the opinion that the Shares have been duly authorized and, when issued for consideration received by PRCC (i) upon conversion by the holders of the Debentures and payment of the conversion price as provided in the Debentures in accordance with their terms, (ii) from the Selling Shareholders and (iii) upon exercise by the holders of the Warrants and Options and payment of the exercise price as provided in the Warrants and Options in accordance with their terms, the Shares have been or will be validly issued fully-paid and nonassessable.

     We hereby consent to the filing of this letter as an exhibit to the Registration Statement.

                                                  Very truly yours,

                                                  CUDD & ASSOCIATES

                                                  /s/  Patricia Cudd
                                                  ------------------------------
                                                       Patricia Cudd

PC:es